Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Leap Wireless International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010 relating to the consolidated financial statements of Cricket Communications, Inc. and our report on the financial statements of Cricket License Company, LLC, which appear in such Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Diego, California
February 26, 2010